Exhibit 99.1

TOREADOR RECEIVES NOTICE FROM NASDAQ AND REQUESTS HEARING DUE TO DELAY IN FILING OF FORM 10-Q

DALLAS, TEXAS – (November 17, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that it has requested a hearing before a Nasdaq Listing Qualification Panel in response to the receipt on November 14 of a Nasdaq Staff Determination Letter indicating Toreador is not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14). The company should be notified within seven days of its request of the time and date of the hearing, which typically occurs no earlier than 30 days and no later than 45 days from the date of the request. Pending a decision by the panel, Toreador shares will remain listed on the Nasdaq Stock Market.

The letter, which was expected, is due to the delay in filing the company’s Form 10-Q for the quarter ended September 30, 2006. If the Form 10-Q is filed as expected, the company will again be compliant with the Nasdaq listing requirements and there will be no need for the hearing.

As previously disclosed in the company’s news release on November 14, Toreador expects to file with the Securities and Exchange Commission (SEC) its third quarter Form 10-Q on or about December 1. In addition, the company will file at the same time consolidated restated financial statements for the years 2003, 2004 and 2005, as well as the first and second quarters of 2006.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

Toreador Receives Notice from Nasdaq and Requests Hearing , Nov. 17, 2006	Page 2 of 2

as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net